Exhibit 10.5

Amended and Restated
Office Lease
by
Trustees of Church Realty Trust, Landlord
to
Carbonite, Inc. Tenant
of
Premises
being the 2nd, 3rd, 14th, 15th and 19th floors
of
177 Huntington Avenue
Boston, Massachusetts

Dated as of: October 17, 2011

This cover page is for identification only and is not part of the Lease.

AMENDED AND RESTATED OFFICE LEASE ( “Lease”) by Barbara F. Burley, Harley L. Gates, and Robert A. Herlinger, as they are all of the Trustees of Church Realty Trust (“Landlord”) and Carbonite, Inc. (“Tenant”), as each is further described below, dated as of October 17, 2011.
RECITALS
A.By a lease dated as of June 25, 2009 by and between Landlord and Tenant (the “14th and 15th Floor Lease”), Tenant has agreed to lease from Landlord the 14th and 15th floors of the 26 story office building known and numbered as 177 Huntington Avenue in Boston, Massachusetts (the “Building”).
B.By a lease dated as of May 20, 2010 by and between Landlord and Tenant (the 3rd Floor Lease”), Tenant has agreed to lease from Landlord the 3rd floor of the Building.
C.Landlord and Tenant have each agreed to incorporate the 14th and 15th Floor Lease and the 3rd Floor Lease into this Lease and the 14th and 15th Floor Lease and the 3rd Floor Lease shall, upon execution of this Lease, be deemed amended and restated and incorporated in their entirety into the terms and conditions set forth in this Lease.
D.Landlord has also agreed to lease the 2nd Floor and 19th Floor of the Building to Tenant and Tenant has agreed to lease same from Landlord on the terms and conditions set forth in this Lease.
E.Unless otherwise expressly provided herein, all terms and conditions set forth in this Lease shall apply equally to each floor comprising the Premises as described below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Reference Data and Definitions
When used in this Lease, the following terms will have the meanings specified in this Section 1:
1.1. Landlord. Trustees of Church Realty Trust, under Deed of Trust dated May 2, 1946, recorded with Suffolk Registry of Deeds, Book 6223, Page 545 (the “Deed of Trust”).
1.2. Tenant. Carbonite, Inc., a Delaware corporation.

1.3. Property. The Building and the land immediately adjoining the Building, including adjacent sidewalks.
1.4. Premises. 7,955 rentable square feet of space on each of the 2nd, 3rd, 14th, 15th and 19th floors of the Building, more particularly shown on the Floor Plans attached as Exhibit A and as more particularly described in Description of Premises that appears as part of Exhibit A. The parties agree that an aggregate of 39,775 square feet is a reasonable approximation of the rentable area of the Premises and further agree that neither party will be entitled to change that number based on a re-measurement of the Premises.
1.5. Common Areas. The Common Areas of the Property are: the Land between Huntington Avenue and the Building, the ground floor lobby, all passenger elevators, the freight elevator, all emergency stairs between the Premises and the ground floor, bathrooms open to all other users of the Building, and, subject to Section 6, the escalator between the lobby and the underground garage.
1.6. Term. The floors comprising the Premises shall be leased for the respective terms set forth below:
(a)    14th and 15th Floors – approximately six years and nine months, beginning on the Commencement Date set forth for such floors in Section 1.7(a) and ending in all events at 5:00 p.m. local time on December 31, 2016.
(b)    3rd Floor – approximately five years and nine months, beginning on the Commencement Date set forth for such floor in Section 1.7(b) and ending in all events at 5:00p.m. local time on December 31, 2016.
(c)    19th Floor – approximately five years and three months, beginning on the Commencement Date set forth for such floor in Section 1.7(c) and ending in all events at 5:00p.m, local time on December 31, 2016.
(d)    2nd Floor – approximately four years and three months, beginning on the Commencement Date set forth for such floor in Section 1.7(d) and ending in all events at 5:00p.m. local time on December 31, 2016.
Except as provided in Section 23 below, Tenant will have no right to extend the Term for any floor of the Premises beyond the last day of the applicable Term described above.
1.7. Commencement Date.
(a)    14th and 15th Floors – September 21, 2009
(b)    3rd Floor – September 24, 2010

(c)    19th Floor - The earlier of (i) the date on which Tenant occupies any portion of the Premises located on the 19th Floor and begins conducting business therein and (ii) October 17, 2011, except as this date may be changed as provided in Section 5 below, or such other date on or after the date hereof as the parties may agree in writing; provided, however, only early occupancy rent shall be due in the early occupancy prior to October 17, 2011.
(d)    2nd Floor – The earlier of (i) the date on which Tenant occupies any portion of the Premises located on the 2nd Floor and begins conducting business therein and (ii) October 1, 2012, except as this date may be changed as provided in Section 5 below, or such other date on or after the date hereof as the parties may agree in writing.
(e)    Tenant’s entry into the Premises located on the 2nd or 19th Floor on or after the date of this Lease to install furniture and equipment as provided in Section 1.20 will not be deemed to be occupancy of the Premises for purposes of this Section 1.7.
1.8. Termination Date. The Term will end at 5:00 p.m. local time, December 31, 2016, or as earlier terminated.
1.9. Rent. “Rent” means the Rent and the early occupancy rent described in Exhibit B attached hereto for the rent periods specified therein, together with all other amounts that Tenant may be required to pay to Landlord under this Lease.
Rent will be paid as provided in Section 3.
1.10. Permitted Uses. Administrative, executive, and general office uses by Tenant and Tenant’s employees, contractors, and agents, and for no other use.
1.11. Uses Not Permitted. Notwithstanding the Permitted Uses, neither Tenant nor any other person or entity claiming through Tenant and having a right to possess, use, or occupy the Premises or Building shall at any time in, on, or around the Premises or Building (i) manufacture, develop, sell, display, prescribe, dispense or distribute any type of alcoholic beverages, tobacco products, narcotics, pharmaceuticals or other medical products, equipment or services, (ii) engage in or promote gambling activities, (iii) sell, offer, provide, display, dispense, publish, manufacture, or distribute any publication, product, or service that is pornographic, lewd, obscene, or otherwise objectionable in the sole, unfettered judgment and discretion of Landlord or its affiliates, or (iv) other than use by Landlord or any of its affiliates, use the Premises or Building for activities in support or promotion of a particular religious denomination or organization.

1.12. Restricted Affiliations. Neither Tenant nor any other person or entity claiming through Tenant and having a right to possess, use, or occupy the Premises or Building shall at any time (i) be affiliated with any entity or organization whose principal business is any of the activities referenced in Section 1.11 (i)-(iii) above, whether or not conducted in, on, or around the Premises or Building. As used in this Section 1.12, to be affiliated with any entity or organization means to control, to be controlled by, or to be under common control with such entity or organization.

1.13. Security Deposit. The initial amount of the Security Deposit as of the date hereof for the Premises is $80,000.00 in cash or immediately available funds, $45,000.00 of which Tenant has previously delivered to Landlord in connection with the 14th and 15th Floor Lease, and $35,000.00 of which will be delivered by Tenant to Landlord concurrently with the execution of this Lease. An additional $20,000.00 in cash or immediately available funds shall be delivered to Landlord by Tenant to be held as part of the Security Deposit upon the earlier of (i) the date on which Tenant occupies any portion of the Premises located on the 2nd Floor and begins conducting business therein and (ii) January 1, 2013, The parties agree that such Security Deposit shall on and after the date hereof be deemed to apply to all of the Premises for the purposes set forth in Section 17.6 hereof. Notwithstanding the foregoing, Tenant will have the option at any time after the date hereof, upon ten (10) days’ prior written notice to Landlord, to substitute a letter of credit in the face amount of the cash Security Deposit referred to above. Upon receipt of a duly executed letter of credit in form and content reasonably acceptable to Landlord as provided in Section 17.7 hereof, Landlord shall promptly return to Tenant the outstanding balance of the cash Security Deposit then being retained by Landlord. Thereafter, Section 17.6 shall be of no further force or effect and the Security Deposit shall consist solely of such letter of credit and be governed for all purposes by Section 17.7 hereof.
1.14. Landlord’s Notice Address
Trustees of Church Realty Trust
Attn: Harley L. Gates, P01-20
210 Massachusetts Avenue
Boston, MA 02115

1.15. Tenant’s Notice Address

Carbonite, Inc.
Attention: Andrew Keenan
177 Huntington Avenue, Suite 1500
Boston, MA 02115-3153

With a copy delivered to
Carbonite Legal
Legal@Carbonite.com

1.16. Brokers. None.
1.17. Required Insurance Amount. A minimum combined single limit of liability of not less than $2,000,000 per occurrence and a general aggregate limit (combined primary and excess) of at least $2,000,000.

1.18. Rules and Regulations. The Rules and Regulations attached hereto as Exhibit C, to which Landlord may from time to time make reasonable changes, additions or deletions with prior written notice to Tenant.
1.19. Normal Business Hours. 8:00 a.m. to 6:00p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday, legal holidays excepted. The reception desk in the lobby of the Building will be staffed from 8:15 am to 5:00 pm, Monday through Friday, excluding holidays.
1.20. Installation of Furniture and Equipment. After the date of this Lease, Tenant may, without the payment of any Rent or early occupancy rent, enter the Premises from time to time solely for the purposes of installing furniture and equipment and performing the work described in Section 1.21 below, in each case at the times and on the conditions specified by Landlord.
1.21. Telephone and Data Line Connections. Tenant acknowledges that approximately six weeks is required to establish connections with telephone and data utility lines (the “tel/data service”).
2. Lease of Premises; Quiet Enjoyment. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Terms, at the Rent and upon the other terms and conditions of this Lease. Upon paying the Rent and observing the other obligations of Tenant hereunder, Tenant may peaceably occupy the Premises during the applicable Term for each floor comprising the Premises, without disturbance by Landlord or persons claiming through or under Landlord.
3. Payment of Rent
3.1. Monthly Installments. Except as otherwise expressly provided herein with respect to early occupancy rent, Tenant shall pay the Rent to Landlord in equal monthly installments in advance, on the first day of each calendar month in the amounts set forth on Exhibit B, without offset, notice or demand, at Landlord’s Notice Address or such other address as Landlord designates by notice to Tenant. Rent for any partial month at the beginning of each Term will be determined on a per diem basis at the initial monthly rental rate applicable to the corresponding floor or floors (without taking into consideration the Rent payable for other floors comprising the Premises at such time), and will be due on the first day of the following calendar month. Rent for any partial month at the end of the Term will be determined on a per diem basis at the monthly rental rate for the previous month applicable to the corresponding floor or floors (without taking into consideration the Rent payable for other floors comprising the Premises at such time), and will be due on the first day of that previous month.

3.2. Late Payment. If Tenant does not pay any Rent when due hereunder, Tenant shall pay Landlord an administration fee in the amount of $500.00. In addition, past due Rent will accrue interest at prime plus 3% per annum, and Tenant shall pay Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason.

3.3. Gross Lease. This Lease is a so-called “gross lease” such that Tenant’s payment of Rent is inclusive of all real estate taxes, operating costs (other than cleaning), expenses, and, as and to the extent provided in Section 10, below, utilities; provided, however, that Tenant will be responsible for the cost of all maintenance and repair within the Premises as provided in Section 8, below. The cost of cleaning the Premises will be charged for separately under the Amended and Restated Contract for Cleaning Services referred to in Section 10.3, below.

4. Condition of Premises. Landlord represents and warrants to Tenant, as of each Commencement Date under this Lease, that (i) the Premises and all Building systems serving the Premises, including, but not limited to, electrical, mechanical, plumbing, lighting and HVAC, are in good working order and condition and (ii) the Premises are adequately served by utility connections for electricity, water and sewer. Except as otherwise provided in this Section 4, Landlord shall deliver the Premises “as is”, but in broom clean condition with a building standard directory in the lobby of the Building for Tenant and all other tenants in the Building from time to time, and with all Building systems serving the Premises in good working order and condition. Landlord shall deliver possession of the Premises located on the 2nd floor with new carpet, lighting, window shades, kitchenette space with counter, sink and cabinet (but no appliances), a tel/data cabinet/enclosure (as mutually agreed by the Landlord and Tenant), a card reader to provide access from the front internal stairwell, newly painted ceiling throughout and walls in back of such Premises, and certain pre-existing partitions (as mutually agreed by the Landlord and Tenant).

5. Postponement of Commencement Date; Failure to Deliver.
5.1    Postponement of Commencement Date. Tenant is concurrently with the execution of this Amended Lease paying Landlord a non-refundable fee of $10,000.00 for the right to postpone the Commencement Date with respect to the 2nd Floor from October 1, 2012 to January 1, 2013. If Tenant elects to exercise this right to change such Commencement Date, it shall provide Landlord no later than September 1, 2012 written notice of such exercise. Thereafter, the Commencement Date shall be the earlier of (i) the date on which Tenant occupies any portion of the Premises located on the 2nd Floor and begins conducting business therein and (ii) January 1, 2013.
5.2    Failure to Timely Deliver Premises. If Landlord fails to deliver possession of the Premises located on the 2nd or 19th floors to Tenant on or before the corresponding Commencement Date set forth in Section 1.7 hereof, Tenant may terminate this Lease with respect to such floor by 30 days’ notice to Landlord at any time thereafter before the date on which possession is delivered to Tenant, which termination will be Tenant’s sole remedy for Landlord’s failure to deliver possession of such portion of the Premises hereunder. If this Lease has not terminated with respect to the 2nd or 19th floor as a result of Tenant’s termination before the date on which possession of the Premises located on such floor is delivered by Landlord, the Commencement Date will be the date on which Landlord delivers possession of the 2nd or 19th floor to Tenant in the condition specified for such floor in Section 4 above. Landlord and Tenant will promptly execute a Commencement Date Certificate to memorialize the actual Commencement Date for each of the 2nd and 19th floors.
6. Use by Tenant; Access.
6.1    Uses of Premises and Common Areas; Access. Tenant may use the Premises only for Tenant’s Permitted Uses, in full compliance with applicable legal requirements and the Building Rules and Regulations, and will obtain, at Tenant’s expense, any required permits, licenses and approvals required by Tenant’s Permitted Uses other than those that Landlord is required to obtain in order to fulfill its obligations under this Lease. Tenant may also use those portions of the Common Areas of the Property reasonably necessary for access to the Premises, as from time to time reasonably designated by Landlord. Landlord reserves the right to make any changes in the Common Areas which Landlord deems appropriate, provided that such changes do not materially impair Tenant’s use of the Premises. Landlord reserves the right to take the escalator between the ground floor lobby and the parking garage out of service either temporarily or permanently, and Landlord and Tenant agree that any interruption or termination of service will not be deemed a material impairment either of Tenant’s use of the Premises or of the parking garage. Tenant will have access to the Premises 24 hours a day, each day of the week; access to the Premises will be by means of a fully integrated proximity badge system. Landlord shall maintain a security office in the Building that will be staffed 24 hours a day, each day of the week, for such period of time after the date hereof as Landlord shall in its sole discretion determine. Tenant will not cause or permit any waste or damage to the Premises or cause or permit any invitee of Tenant to cause any waste or damage to the Property, or make any use of the Premises or the Property which, by noise, odor, vibration or otherwise might interfere with the use of the Property by others entitled thereto or lead to an increase in premiums for Landlord’s insurance, and shall maintain the Premises and the Property free and clear of liens and encumbrances attributable to the acts or omissions of Tenant. Landlord will have the right to enter the Premises at reasonable times on reasonable notice to inspect the Premises, to wash exterior windows, to observe or care for birds nesting on the Building, to perform Landlord’s obligations, and to show the Premises to prospective tenants, purchasers and mortgagees.
6.2    Parking. Tenant’s rights to use the underground parking garage will be as provided in the Parking License Agreements dated as of June 25, 2009 and May 20, 2010 entered into by Landlord as Licensor and Tenant as Licensee concurrently with the execution of the 14th and 15th Floor Lease and 3rd Floor Lease, respectively.
7. Tenant Improvements
7.1. Installation. Tenant may install improvements in the Premises, subject to Landlord’s approval of Tenant’s plans, specifications, contractors, and schedule (“Tenant’s Improvements”), which approval shall be given by Landlord within 15 days of

Tenant’s request and shall not be unreasonably withheld, conditioned or delayed; Landlord may condition any such approval on Tenant’s removal of some or all of Tenant’s Improvements before the end of the Term as provided in Section 7.2, below. All Tenant’s Improvements made or work done by Tenant within the Building will be at Tenant’s sole cost and expense. All improvements will be made in a good and workmanlike manner and in accordance with all applicable legal requirements.
7.2. Removal. All Tenant’s Improvements shall remain in the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, shall remove, on or before the Termination Date, any electronic, fiber, telephone and data cabling and related equipment installed by or for the benefit of Tenant. Tenant shall also remove, at its expense, (a) any improvements identified by Landlord in the course of reviewing Tenant’s plans and specifications therefore as requiring removal, as provided in Section 7.1, above, and (b) any improvements installed by Tenant, which, in Landlord’s reasonable judgment, are not standard office improvements and are of a nature that would require material removal and repair costs and identified by Landlord for removal at the time of giving its approval. Tenant shall repair any damage caused by the installation or removal of the wires, cables, equipment, and other improvements.
8. Maintenance of the Premises by Tenant. Subject to the other provisions of this Section 8, Tenant shall maintain the non-structural portions of each floor comprising the Premises, including those systems or parts of systems that serve such floors exclusively, in the same condition as exist on the corresponding Commencement Date (or when installed, if installed after the Commencement Date) for such floor or floors or such better condition as such floor or floors or such systems may be placed in during the Term, in full compliance with all applicable legal requirements, subject to reasonable wear and tear and other matters described in this Section 8. Tenant will promptly replace any damaged glass in the interior windows and doors of the Premises. Tenant will not be responsible for damage caused by fire or other cause of loss, for structural or other capital repairs or replacements or for repairs or replacements to any portion of the systems of the Building other than those that serve any floor included in the Premises exclusively, and, subject to the following qualification, for reasonable wear and tear. Notwithstanding that Tenant will not be responsible for reasonable wear and tear, Tenant will be responsible to maintain the Premises in good and serviceable condition suitable to their Permitted Uses, and to make such repairs from time to time as are necessary to that end. All repairs by Tenant will be made in a good and workmanlike manner, reasonably satisfactory to Landlord, and in compliance with all applicable legal requirements. Tenant shall pay for all maintenance and repairs for which Tenant is responsible.
9. Maintenance of Property by Landlord. Subject to Section 6.1 above and Section 19 below, Landlord shall maintain the roof, structural elements, exterior walls, exterior window components, including glass, stairways, elevators, common corridors, rest rooms and other common areas to which Tenant and all other users of the Building have access, the common systems and equipment of the Property, and, subject to Section 8, above, the Building systems serving the Premises, including, but not limited to, electrical, mechanical, plumbing, lighting and HVAC, in at least the same condition as on the corresponding Commencement Date for each floor or floors comprising the Premises, subject to reasonable wear and tear, and subject to Section 19, below, to damage by fire and other causes of loss. Landlord shall also maintain the interior common areas serving the Premises in a reasonably clean and orderly condition and the exterior walkways that serve the Premises reasonably free of ice and snow; provided, however, that Landlord will have no reponsibilty to maintain, repair or replace those portions of such systems that are located within and exclusively serve any floor included in the Premises.
10. Landlord’s Services
10.1. General. Landlord will furnish to the Premises during Normal Business Hours (a) heat, ventilating and air-conditioning, at temperatures reasonably adequate for general office uses (the “Premises HVAC Supply”), subject to Section 10.2, below, (b) electrical service reasonably adequate for general office uses, (c) hot and cold water to restrooms, (d) elevator service, (e) recycling containers, (f) lighting, and, (g) security for the Common Areas. The cost of providing all of the foregoing to the Property during Normal Business Hours will be included in the Rent. Landlord will make the Premises HVAC Supply available to the Premises outside of Normal Business Hours at a cost to Tenant of $50.00 per hour. Landlord will not be liable for any interruption of utility services to the Premises, nor will any such interruption constitute a termination of this Lease or an actual or constructive eviction of Tenant. Landlord will use reasonable efforts to avoid or limit such interruptions to the extent that such interruptions are within Landlord’s reasonable power or control and subject to the reasonable operational requirements of the Property. If there is an interruption in utility services: (i) for which Landlord is responsible or which Landlord could, with reasonable efforts, have prevented; (ii) that materially affects Tenant’s use and enjoyment of the Premises; and, (iii) which interruption in service is not restored within five days, Tenant shall be entitled to an abatement of Rent with respect to the floor or floors affected until such service is restored.
10.2    Premises HVAC Supply. Landlord and Tenant acknowledge that the Premises HVAC Supply for each floor of the Premises has the capacity to provide adequate heat, ventilation, and air-conditioning to that floor when occupied by up to 50 people. If Tenant chooses to occupy any floor of the Premises with more than 50 people, Tenant acknowledges that the Premises HVAC Supply may prove to be inadequate in that circumstance.

10.3    Cleaning. Cleaning of the Premises will be provided under a separate Amended and Restated Contract for Cleaning Services of even date herewith between Landlord and Tenant.

11. Surrender of Premises; Holding Over.

11.1 Surrender by Tenant. On the Termination Date, subject to Sections 7 and 8, above, Tenant shall vacate and surrender the Premises to Landlord in the same condition that existed at the beginning of Tenant’s occupancy (except as specifically provided in this Lease), free of Tenant’s personal property and broom clean. As further provided in Section 7.2, above, Tenant will remove all alterations made by Tenant and repair any damage to the Premises resulting from such removal unless Landlord instructs Tenant to leave some or all of such alterations in place, in which event, such alterations will become the property of Landlord without compensation, provided that Tenant will always have the right and obligation to remove its trade fixtures and business equipment. If any of Tenant’s property remains within the Property after the Termination Date, it may be retained by Landlord without compensation, or may be removed and either stored or disposed of by Landlord and Tenant will reimburse Landlord upon demand for all expenses incurred in connection therewith.
11.2 Holding Over. As an inducement to Landlord to enter into this Lease, Tenant covenants to vacate and surrender the Premises on or before the Termination Date as provided in Section 11.1 above. If Tenant fails to so vacate and surrender the Premises, Tenant will be a daily tenant at sufferance as of the day following the Termination Date, for which Tenant shall pay for the first 30 days of such holding over, for each day’s use and occupancy, daily in arrears, at a rate equal to 150% of the daily rent rate in effect under this Lease for the last month of the Term and beginning on the 31st day of such holding over and thereafter at a rate equal to 200% of the daily rent rate in effect under this Lease for the last month of the Term. Tenant shall also pay to Landlord all damages, direct and indirect, sustained by Landlord as a result of Tenant’s holding over for more than 30 days; otherwise, such occupancy by Tenant will be on the same terms and conditions as under this Lease, so far as applicable. Landlord and Tenant agree that, as a daily tenant at sufferance, Tenant will not be entitled to notice to quit or to remove Tenant’s property from the Premises, and Landlord may immediately commence any action or actions to compel the removal of Tenant and Tenant’s possessions and to collect damages resulting from Tenant’s holding over for more than 30 days, for use and occupation, or for any other sums then due Landlord. Landlord’s acceptance of any payment from Tenant on account of such holding over, however characterized, will not be deemed an acceptance of rent nor as a recognition of Tenant’s right to occupy the Premises.
12. Hazardous Materials. Tenant will not cause, or permit any other person claiming or admitted to the Property through Tenant to cause, any Hazardous Materials to be used, generated, stored or disposed of on or about, or transported to or from the Property. “Hazardous Materials” means any material or substance which: (a) is or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (b) contains or derives from petroleum, polychlorinated biphenyls (PCB’s) or asbestos; (c) is radioactive or infectious; or (d) has toxic, reactive, ignitable or corrosive characteristics. “Environmental Laws” means all legal requirements relating to or imposing liability or standards of conduct concerning Hazardous Materials, public health and safety or the environment.

Notwithstanding the foregoing, normal and reasonable quantities of Hazardous Materials generally and customarily used in connection with Tenant’s Permitted Uses may be introduced to the Premises provided such Hazardous Materials are stored, used and disposed of in compliance with Environmental Laws and all other applicable legal requirements. Tenant will be responsible for and will hold Landlord harmless and indemnified against any claim, damage, cost, liability or penalty related to any Hazardous Materials introduced to or released on or about the Property by Tenant or by any person claiming or admitted to the Property through Tenant, whether or not permitted by the preceding sentence or otherwise approved by Landlord.
13. Risk of Loss; Indemnification. To the maximum extent permitted by law, but subject to Section 14.6 below and subject to the provisions of the remaining sentences of this Section 13, (a) Tenant agrees that it will occupy the Premises at its own risk, and that Landlord will not be liable to Tenant, or to any person claiming or admitted to the Premises through Tenant, for injury or death to persons, or loss or damage to property of any nature whatsoever, and (b) Tenant waives and will indemnify Landlord against any claim for bodily injury or death or damage to property, including reasonable legal fees, by Tenant or by any person claiming under or admitted to the Premises through Tenant, while at the Premises, including, without limitation, Tenant’s employees, agents, contractors and invitees, except to the extent the same was caused by the willful misconduct, gross negligence or negligence of Landlord. To the maximum extent permitted by law, but subject to Section 14.6 below and subject to the provisions of the remaining sentences of this Section 13, Landlord shall save harmless, exonerate and indemnify Tenant, its contractors, agents and employees from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation, or public authority on account of injury, death, damage or loss to person or property in or upon the Premises, Building or Property to the extent caused by the willful misconduct, gross negligence, or negligence of Landlord, its agents and employees, except to the extent the same was caused by the willful misconduct, gross negligence or negligence, of Tenant, its agents and employees. In respect of all of the foregoing, Landlord shall indemnify Tenant from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon.
14. Insurance. Tenant will maintain in effect, at its expense, the following insurance:
14.1. Liability Insurance. Commercial general liability insurance in at least the Required Insurance Amount, for bodily and personal injury and property damage, including as additional insureds Landlord, The First Church of Christ, Scientist, in Boston, Massachusetts, any other person or entity directly liable for the obligations of Landlord, and any representative or employee of Landlord, any other person or entity directly liable for the obligations of Landlord, and any representative or employee of Landlord or any mortgagee of the Property designated by Landlord, such coverage to be primary and not excess or contributing or secondary to any other insurance available to Landlord or the additional insureds.

14.2. Contents Insurance. Property insurance, covering Tenant’s personal property and fixtures within the Premises or the Property, written on the broadest form of all risk or special cause of loss form available for such purpose.
14.3. Workers’ Compensation Insurance. Workers’ Compensation Insurance in accordance with the applicable legal requirements.
14.4. Other Insurance. Such other types of insurance as Landlord may from time to time reasonably deem necessary and as to which Landlord has given Tenant notice and a reasonable time to place such insurance.
14.5. General Requirements. All tenant insurance will be issued by insurance companies authorized to do insurance business in Massachusetts rated not less than A-VII in Best’s Insurance Guide, and will not be subject to cancellation or modification without 30 days prior written notice to Landlord and to any mortgagee required to be covered.
14.6. Waiver of Claims; Waiver of Subrogation. Each party waives any right of recovery against the other for injury or loss to property due to hazards covered by insurance to the extent of the injury or loss covered. Any policy of insurance obtained by either party and applicable to the Premises or the Property will contain a clause denying the insurer any right of subrogation against the other party, even though such waiver of subrogation requires payment of an additional premium, for which the party obtaining the policy shall pay.
14.7. Certificates of Insurance. Before making any entry on the Property and at least 30 days before the expiration of any policy, Tenant will provide certificates of insurance, in form and substance satisfactory to Landlord, establishing insurance coverages as required by this Section.
14.8. Landlord’s Insurance. Landlord shall insure the Building against damage with full replacement cost “special cause of loss form” coverage.
15. Assignment and Subleasing. Tenant will not assign this Lease, sublease any part of the Premises or otherwise transfer this Lease or any interest in this Lease or in the Premises without obtaining the written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned.
Tenant may assign its entire interest under this Lease or sublet the Premises (i) to any entity controlling or controlled by or under common control with Tenant or (ii) to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in default under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant's business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving entity shall own all or substantially all of the assets of Tenant; (3) with respect to a Permitted Transfer to a proposed transferee described in clause (ii), such proposed transferee shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Lease or Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord's reasonable satisfaction; and (4) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization, accompanied by copies of the documents evidencing the transferee’s net worth.
16. Relation of Lease to Mortgages. This Lease will be subordinate to all mortgages on the Property, now outstanding or hereafter granted, provided that the record holder of a first mortgage on the Property (a “First Mortgagee”) may elect to place this Lease ahead of the lien of its mortgage (and of other mortgages on the Property, if it so elects) and may thereafter change such election, effective as of the recording of a written notice of such election with the Suffolk Registry of Deeds, with a copy of such notice to Tenant. If a mortgage on the Property is foreclosed, the foreclosing mortgagee or the purchaser at a foreclosure sale (in either case, “First Successor Landlord”), may, at its option, require that Tenant attorn to such party as the Landlord hereunder and continue to be bound by the terms and conditions of this Lease for the balance of the Term, provided that First Successor also agrees that Tenant’s use and occupancy of the Premises will not be disturbed so long as Tenant complies with its obligations under this Lease. Neither the First Successor Landlord nor any successor or assign of a First Successor Landlord will be (a) liable for any act or omission of or subject to any offsets or defenses which Tenant might have against any Landlord prior to the First Successor Landlord (a “Prior Landlord”) except to the extent such act or refusal to act is in violation of this Lease and is continued by the First Successor Landlord or its successor or assign, (b) liable for the return of any security deposit not actually paid over to the First Successor Landlord, (c) bound by any payments which Tenant has paid to a Prior Landlord other than for monthly installments next due, (d) obliged to make any payment to Tenant which was required to be made prior to the time the First Successor Landlord took title, or (e) obliged to perform any work or to make any improvements to the Premises undertaken by a Prior Landlord. A First Mortgagee that gives notice of its address to Tenant will be entitled to receive a simultaneous copy of any notice of default by Tenant to Landlord and will have an additional 30 days beyond any cure period available to Landlord within which to cure such default, and unless such additional time expires without cure, Tenant will have no right to terminate this Lease on account of Landlord’s default. Any amendment or cancellation of this Lease or surrender of the Premises made without the prior written consent of the First Mortgagee will be void and of no effect. Landlord represents and warrants that there is no mortgage affecting the Property as of the date of this Lease. It shall be a condition of any future subordination of this Lease to a mortgage that Tenant shall receive a customary “non-disturbance agreement.”

17. Tenant Defaults
17.1. Events of Default. Each of the following will constitute a material default by Tenant (a “Tenant Default”): (a) failure by Tenant to make any payment required under this Lease within two days of the date such payment is due; (b) failure by Tenant to maintain insurance and to provide certificates as required by this Lease; (c) insolvency or admission of insolvency by Tenant, the filing by or against Tenant of any bankruptcy, receivership or other proceeding under State or Federal law, or entering into or acquiescence by Tenant to any arrangement affecting the rights of Tenant’s creditors generally, or attachment, execution or other seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease or the Premises; and, (d) failure by Tenant to fulfill any other material obligation under this Lease, if such failure (meaning the failure by Tenant to fulfill any other material obligation under this Lease) is not cured within 30 days of notice from Landlord to Tenant, or such longer period as may reasonably be necessary, not to exceed a total of 90 days, if Tenant promptly commences and diligently pursues such cure. Notwithstanding anything in this Section 17.1 to the contrary, Tenant shall be permitted, during each consecutive 12-month period hereunder commencing on September 21, 2009, to make 2 payments required under this Lease within 5 days (as opposed to 2 days) of the date such payment is due. As long as such payments are made within such 5 day period, Landlord shall not be entitled to declare a Tenant Default with respect to such payments. However, nothing in the preceding sentence shall affect Landlord’s rights contained in any other section of this Lease, including without limitation, the provisions of Section 3.2.
17.2. Termination by Notice. If a Tenant Default occurs, in addition to any other rights or remedies, Landlord will have the right to terminate this Lease and recover possession of the Premises by written notice to Tenant, effective on the date specified in such notice or, if no date is specified, on the date of receipt or first properly attempted delivery of such notice.
17.3. Landlord’s Remedies. In addition to any other rights or remedies, if Landlord terminates this Lease for a Tenant Default, Landlord will have the right to recover as damages from Tenant: (a) any amounts owing from Tenant to Landlord at the time of termination, (b) all of Landlord’s expenses, including reasonable legal fees, incurred in recovering possession of the Premises and in proving and collecting the sums due from Tenant hereunder, (c) the amount by which the payments required under this Lease for the balance of the Term exceed the fair market rent for the Premises under a gross lease similar to this Lease, for the balance of the Term, determined as of the date of such termination, adjusted to its present value at a reasonable discount rate, and (d) the actual or reasonably anticipated expense to Landlord of preparing and reletting the Premises. Landlord will also have the right to enter the Premises and to perform any obligation as to which a Tenant Default has arisen, without being deemed to have cured such Tenant Default and without liability to Tenant, and Tenant shall reimburse Landlord for any cost and expense thus incurred promptly upon demand as damages hereunder. In lieu of the damages recoverable under clause (c) above, Landlord may recover the liquidated damages provided for in Section 17.4, below.
17.4. Liquidated Damages.     Landlord and Tenant agree that the actual damages that would be suffered by Landlord by the loss of the Rent reserved under this Lease if this Lease should be terminated due to Tenant’s default would be very difficult to estimate as of the date of this Lease. Landlord and Tenant wish to agree on a sum that would reasonably compensate Landlord for such loss and accordingly agree that, in lieu of the damages recoverable under Section 17.3(c) above and as Landlord’s sole remedy therefor, Landlord may recover as liquidated damages, and not as a penalty, an amount equal to the total of the Rent payable by Tenant with respect to the 12 full calendar months preceding termination.
17.5    Mitigation of Damages. Landlord shall use commercially reasonable efforts to mitigate damages, including to re-let the Premises, provided that Landlord will not be required to give priority to the Premises in renting, or to rent on terms or to any person not otherwise acceptable to Landlord. Landlord and Tenant agree that if Landlord elects to recover liquidated damages under Section 17.4, above, Landlord will have no obligation to mitigate damages as a condition to recovering such liquidated damages.
17.6    Security Deposit. Landlord may apply the Security Deposit to remedy any Tenant Default and to compensate Landlord for any damages which Landlord suffers as a result of such Tenant Default, without being deemed to have cured such Tenant Default or waived further damages in connection therewith. Immediately upon demand, Tenant will deposit cash with Landlord in an amount equal to any portion of the Security Deposit applied by Landlord as aforesaid. Landlord will not be required to keep the Security Deposit separate from its general accounts and Tenant will not be entitled to interest on the Security Deposit. Within 30 days after the Termination Date and vacation of the entire Premises by Tenant in accordance with the terms of this Lease, the Security Deposit, or such part as remains after application of this Section, will be returned to Tenant.
17.7    Letter of Credit.
a.    General Provisions. Upon the exercise of Tenant’s option to substitute a letter of credit for a cash Security Deposit as provided in Section 1.13 hereof, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease whenever occurring, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in a form reasonably acceptable to Landlord, in the face amount set forth in Section 1.13 hereof (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued by any bank reasonably acceptable to Landlord, permitting multiple and partial draws thereon. Such Letter of Credit (whether in the form of a new replacement letter of credit or an amendment of an issued and outstanding letter of credit) shall replace and supersede any letter of credit or cash Security Deposit previously delivered to Landlord by Tenant pursuant to the terms of this Lease. Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is 120 days after the scheduled expiration date of the Term. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than 30 days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section 17.7, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be reasonably acceptable to Landlord.
b.    Drawings under Letter of Credit. Landlord shall have the right to draw upon the Letter of Credit, in whole or in part, at any time and from time to time if a Tenant Default has occurred or if the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least 30 days prior to the expiration date of the Letter of Credit then held by Landlord, a renewal or substitute Letter of Credit that is in effect and that complies with the provisions of this Section 17.7. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of the Federal Bankruptcy Code, including Section 502(b)(6) of the Federal Bankruptcy Code. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default by Tenant under this Lease or upon the occurrence of any of the other events described above in this Section 17.7.
c.    Use of Proceeds by Landlord. The proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as a result of Tenant Default. Landlord agrees to pay to Tenant within 30 days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord as a result of any Tenant Default; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.
d.    Additional Covenants of Tenant. If, as a result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 17.7, and if Tenant fails to comply with the foregoing sentence, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an uncurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
e.    Transfer of Letter of Credit. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to a Landlord’s Mortgagee or to another party, person or entity which is acquiring Landlord’s interest in the Building. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor, provided Landlord notifies Tenant of the transfer and the transferee acknowledges receipt of the Letter of Credit (or any proceeds). The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer.
f.     Creditworthiness of Issuing Bank.  Landlord shall have the right to request at any time and from time to time that Tenant obtain a replacement Letter of Credit if Landlord determines in its sole discretion that the bank issuing the then outstanding Letter of Credit is no longer creditworthy, and Tenant shall promptly obtain from a new issuing bank reasonably acceptable to Landlord a replacement Letter of Credit which shall comply in all respects with the provisions of this Section 17.7.  If an acceptable bank cannot be agreed upon,

Tenant may replace the Letter of Credit with cash on deposit with the Landlord. Tenant’s failure to obtain such a replacement Letter of Credit or, in lieu thereof, provide a cash deposit in like amount as contemplated above shall, notwithstanding anything to the contrary contained in this Lease, constitute an incurable Event of Default by Tenant.

18. Landlord Defaults

18.1. Events of Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for 20 days after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default, provided if such default cannot be reasonably cured within such 20 day period then within such additional time as is reasonably required to correct any such default, and further provided that Landlord commences to cure such default within such 20 day period and diligently prosecutes it to completion.

18.2. Tenant’s Remedies. If a Landlord Default occurs and such Landlord Default directly affects and materially impairs Tenant’s use and enjoyment of the Premises for the Permitted Uses, Tenant may make such repairs within the Premises and in Common Areas adjacent to the Premises necessary to restore Tenant’s use, and Landlord will reimburse Tenant for the reasonable and necessary third party costs thus incurred by Tenant upon receipt from Tenant of a statement of such costs in reasonable detail and such backup materials as Landlord may reasonably request. If Landlord fails to so reimburse Tenant within 60 days of receipt by Landlord of such statement and backup materials, Tenant may offset such amounts against the installment or installments of Rent next coming due. Unless otherwise expressly provided in this Lease, Tenant will have no right of self-help, or any right to withhold, set-off, or abate Rent and neither party to this Lease will be liable to the other for punitive damages, lost profits, business interruption, speculative, consequential or other such damages.

18.3. Independent Covenants. Except as specifically provided herein, the obligations of Tenant under this Lease, including the obligation to pay Rent, and the obligations of Landlord, are independent and not mutually dependent covenants and the failure of Landlord to perform any obligation hereunder will not justify or empower Tenant to withhold Rent, except as provided in the preceding Section 18.2, and the failure of Landlord to perform any obligation hereunder will not justify or empower Tenant to terminate this Lease unless the Landlord Default constitutes a constructive eviction.

19. Property Damage or Taking

19.1. Termination. If the Building is destroyed by fire or other cause of loss or the Property or the Premises are taken in their entirety by eminent domain or conveyed in their entirety by deed in lieu of taking, this Lease will terminate as of the date of the property damage or the date that possession of the Property is surrendered to the taking authority, as applicable. If (a) the Property or the Premises are substantially damaged by fire or other cause of loss and Landlord determines in its sole discretion not to restore the Property or the Premises or both to substantially its condition as existing prior to such damage, or (b) a material portion of the Property or of the Premises is taken by eminent domain or conveyed by deed in lieu of taking, and Landlord determines in its sole discretion not to restore the remaining portion of the Premises or of the Property or both to a condition which is legal and suitable for Tenant’s Permitted Uses, then Landlord may elect to terminate this Lease by notice to Tenant given within 90 days after such property damage or notice of taking, effective as of the date of Landlord’s notice or, with respect to a taking, on the date that possession is surrendered to the taking authority.

19.2. Restoration. If Landlord determines (a) to restore the Property and the Premises to substantially their condition as existed prior to the damage by fire or other cause of loss or (b) to restore the remaining portion of the Premises or of the Property or both to a condition which is legal and suitable for Tenant’s Permitted Uses after such taking or conveyance, Landlord shall promptly give notice of such determination to Tenant, but in any case on or before the last day of the 90 day period referred to in section 19.1, above. Upon giving such notice to Tenant, Landlord shall promptly begin to use reasonable efforts so to restore the Property and the Premises (not including fixtures, modifications and additions installed or required to be installed by Tenant) as soon as is reasonably practical in light of the circumstances then prevailing, including the time required to collect insurance proceeds and to obtain any governmental approvals required for restoration, and subject to any other matters beyond the reasonable control of Landlord, provided that, in no event will Landlord be required to expend more for restoration of the Property or the Premises than the net amount of insurance or taking proceeds actually available to Landlord for such purposes. If restoration of the Premises is not substantially completed within 180 days of the date as of which Landlord notified Tenant that Landlord had determined to restore the Property and the Premises, Tenant may terminate this Lease by written notice to Landlord effective as of any day after the end of the 180 day restoration period, which termination date shall be specified by Tenant in its notice of termination.

19.3. Abatement. If any portion of the Premises is rendered unusable by Tenant as a result of the property damage or taking described in Section 19.1(a) or 19.1(b) above, and Tenant, at such time, is not in default under this Lease, the Rent will be abated, in part or in whole, based on the proportion of the Premises rendered unusable, until the earlier of the time at which Landlord has substantially completed its restoration or the date on which Tenant resumes use of the damaged portion of the Premises.

20. Notices. All notices under this Lease will be in writing and will be given: (a) in hand, with written acknowledgement of receipt, (b) by Federal Express, Express Mail or other nationally recognized overnight delivery service which provides verification of delivery, charges prepaid, or (c) by United States certified mail, postage prepaid, return receipt requested, in each case addressed to Landlord or Tenant at the Notice Address set forth in Section 1. All notices will be deemed given when received by the intended recipient. Either party may change its Notice Address by notice given in accordance herewith.
21. Brokers.     Tenant represents that Tenant has dealt with no broker in connection with this Lease and agrees to hold Landlord harmless and indemnified from all claims for brokerage due to any person with whom such Tenant has dealt in breach of such representation. Landlord represents that Landlord has dealt with no broker in connection with this Lease and agrees to hold Tenant harmless and indemnified from all claims for brokerage due to any person with whom such Landlord has dealt in breach of such representation.
22. Limitation on Liability. The recourse of Tenant against Landlord for any claim related to this Lease will extend only to Landlord’s interest in the Property and the uncollected rents and profits therefrom. No personal liability for any such claim will be enforceable against Landlord or any officer, trustee, director, employee, agent or other person or entity related to Landlord (including, without limitation, The First Church of Christ, Scientist, in Boston, Massachusetts) or against any other property, person or entity. If Landlord transfers its interest in the Property, the transferring Landlord will automatically be released from all liability related to this Lease accruing after such transfer. The transferring Landlord will continue to be responsible for any security deposit received from Tenant except to the extent that Landlord has transferred same to its successor or assign.
23. Right of First Offer
(a)    Tenant shall have the on-going right of first offer (the “Right of First Offer”) with respect to up to two (2) additional floors of office space within the Building which become available for lease at any time on and after the date hereof and prior to December 31, 2015 (the “Expiration Date”) (any such space being referred to herein as the “Offering Space”).
(b)    Tenant’s Right of First Offer shall be exercised as follows:
(i)    After Landlord has determined that any existing tenant in the Offering Space will not extend or renew the term of its lease for the Offering Space or has otherwise terminated such lease prior to its stated expiration date or Landlord offers a floor previously not under lease, Landlord shall advise Tenant (the “Advice”) of (i) the terms and conditions under which Landlord is prepared to lease the Offering Space to Tenant and (ii) the terms and conditions under which Landlord would be willing to amend this Lease to make it coterminous with the expiration date for the lease of the Offering Space (the “Lease Extensions”). Such Advice shall set forth proposed rental rates for the Offering Space and each of the floors then comprising the Premises based on the prevailing market rates as reasonably determined by Landlord as well as such other lease terms and conditions as shall be determined in Landlord’s sole discretion, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if: (x) Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice, or (y) Tenant is not occupying at least fifty percent (50%) of the rentable area of the Premises on the date Landlord would otherwise deliver the Advice;
(ii)    If Tenant wishes to exercise its Right of First Offer with respect to the Offering Space described in the Advice, Tenant shall deliver written notice of such exercise to Landlord (the “Notice of Exercise”) within ten (10) business days after the date of the Advice, indicating whether Tenant wishes to lease the Offering Space with the Lease Extensions as described above or only wishes to lease the Offering Space without the Lease Extensions.
(iii)    If Tenant exercises its Right of First Offer, Landlord shall prepare either an amendment to the Lease, or a new lease reflecting Tenant’s election as set forth in the Notice of Exercise. A copy of such amendment or lease shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise, and Tenant shall execute and return the amendment or lease, as applicable, to Landlord within fifteen (15) days thereafter.
(iv)    If Tenant fails to exercise its Right of First Offer with respect to the Offering Space within such ten (10) business day period, Landlord may lease the Offering Space to any other person or entity; provided, however, that if the proposed terms of any such lease are materially more favorable to the lessee than those in the Advice, Landlord shall deliver to Tenant a new Advice reflecting such new terms for the Offering Space and the procedure described above shall again apply. Notwithstanding Tenant’s failure to exercise its Right of First Offer in response to a previous Advice, for so long as Tenant has not exercised its Right of First Refusal for an aggregate of two (2) floors of Offering Space and the Expiration Date has not occurred, Tenant’s Right of First Offer shall continue and the above procedures shall apply with respect to any future potential lease of Offering Space by Landlord.
(v)    Tenant’s rights hereunder are non-assignable and are personal to Tenant.
24. Miscellaneous Provisions
24.1. Amendments and Waivers. This Lease may not be amended except by a writing, duly executed by both parties and approved in writing by any First Mortgagee having approval rights, and no waiver or consent will be effective unless in writing and signed by the party giving it. A waiver or consent by either party hereunder will apply only to the specific instance in which granted and not to any other instance, however similar.
24.2 Interpretation. Both parties acknowledge that they have fully read and understood this Lease and have had the opportunity to consult counsel to the extent they deemed necessary, and no provision of this Lease will be construed in favor or against either party by virtue of such party being the drafter of such provision. Enumeration of some but not all items of a class should not be construed as excluding others, notwithstanding the absence of the phrase “without limitation” or words of like meaning.
24.3. Invalid Provisions. If any provision of this Lease is finally determined by a court of competent jurisdiction to be in violation of law or otherwise invalid, this Lease will be deemed amended to the limited extent necessary to cure such violation or invalidity and will be interpreted, as thus amended, so as to implement the intentions of the parties to the greatest extent possible.
24.4. Time of the Essence; Force Majeure. Time is of the essence as to all rights and obligations of the parties hereunder unless specifically provided to the contrary. Notwithstanding the foregoing, if either party fails to perform an obligation hereunder, other than the obligation of Tenant to pay Rent when due, which failure results from causes beyond the reasonable control of such party, including, without limitation, labor problems, contractor disputes, legal requirements, unavailability of equipment, fixtures or materials, property damage caused by fire or other cause of loss, or disruption or unavailability of utilities or services (a “Force Majeure Event”), the amount of time for performance of such obligation shall be extended by the amount of time such performance is delayed by reason of such Force Majeure Event.
24.5. Jurisdiction; Governing Laws. Any action by either party against the other will be instituted in the state courts of Massachusetts under Massachusetts law, and each party will have personal jurisdiction over the other for any action brought by such party in Massachusetts by service made to the other party’s Notice Address.
24.6. Successors and Assigns. Subject to the provisions of Section 22 above, the benefits and burdens of this Lease will extend to the original Landlord and Tenant and to their respective successors and assigns, who will be included within the terms “Landlord” and “Tenant” as used herein, provided that no transferee from Tenant in violation of the provisions of this Lease will be entitled to any of the rights or benefits of a Tenant hereunder.
24.7. Estoppel Certificates. Each of the parties, within 10 days of written request from the other, shall provide a certificate identifying this Lease and any amendments hereto, setting forth the amount of the then current monthly installment of Rent and of any Security Deposit held hereunder, stating whether this Lease remains in effect, whether there are any defaults by Landlord or Tenant, whether any Rent has been paid more than 30 days in advance, whether Tenant is in possession and paying Rent, whether Tenant claims any off-sets or credits or has any other defenses to the payment of Rent hereunder, and containing such other reasonable and customary information as may be requested.
24.8 Counterparts. This Lease may be executed in two or more counterparts.
24.9. Exhibits. The Exhibits to this Lease, which are listed immediately below the signature block, are incorporated by reference into this Lease.

24.10. Action by Trustees of Church Realty Trust. The undersigned Trustees of Church Realty Trust represent that any two of the three Trustees thereof are a majority of such Trustees and have all necessary power and authority to enter into this Lease and related documents, including a Parking License Agreement and a Contract for Cleaning Services by virtue of the last sentence of Paragraph 8 of the Deed of Trust, which states: “All of the powers conferred on said Trustees by this instrument may be exercised by a majority thereof.”
24.11. Time for Performance. Any action under this Lease that is permitted or required to be taken on a day that is a Saturday, Sunday or a legal holiday in Massachusetts may be taken on the next day that is not a Saturday, Sunday or legal holiday in Massachusetts.
24.12 Entire Agreement. This Lease and all Exhibits hereto collectively contain the entire agreement of the parties respecting the Premises and the Property and there are no other agreements or understandings between the parties regarding the subject matter of this Lease, any prior agreements being merged herein and superseded.
[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD            Trustees of Church Realty Trust

/s/ Barbara F. Burley
Barbara F. Burley, as Trustee of Church
Realty Trust and not individually

/s/ Harley L. Gates
Harley L. Gates, as Trustee of Church
Realty Trust and not individually

/s/ Robert A. Herlinger
Robert A. Herlinger, as Trustee of Church
Realty Trust and not individually

TENANT            Carbonite, Inc.

By:/s/ Andrew Keenan
Andrew Keenan, CFO

Exhibit A: Floor Plans and Description of Premises
Exhibit B: Rent and Rent Periods
Exhibit C: Building Rules and Regulations

EXHIBIT A

Floor Plan of Premises

The Floor Plans comprising the Premises are attached to and form part of this Exhibit A.

Description of Premises

The Premises include and are defined by the interior surfaces of all exterior walls of the Building, the interior surfaces of all demising walls within the Building, the doors and doorways that pass through all such demising walls, the interior surfaces of all exterior windows, the upper surface of the permanent structure of the floor, and the upper surface of any suspended ceiling.

OFFICE
8'-9"x11'-9"
OFFICE
8'-9"x11'-9"
RECEPTION
LOBBY
OPEN OFFICE AREA
WMS
MEN
ref
dw
KITCH
JAN
MECH
ELEV
ELECT
IT
OFFICE
12'-0"x13'-4"
OFFICE
11'-9"x18'-4"
OFFICE
11'-9"x13'-6"
OFFICE
11'-9"x13'-6"
CONFERENCE
18'-4"x24'-0"
0
5'
10'
20'
VISUAL SCALE

19TH FLOOR

EXHIBIT B

Rent and Rent Periods

EXHIBIT C

Building Rules and Regulations

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.
Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.
Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.
No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be subject to Landlord’s approval rights set forth in Section 7.1 of the Lease and shall be installed at Tenant’s expense. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel.

4.
Landlord will at its expense provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.
Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.
All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.
Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.
Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.
Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.
No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.
Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.
Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.
Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.
Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord in the parking garage.

18.
Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.
Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Tenant shall not canvass, solicit or peddle in or about the Building or the Property.

21.
Smoking is not permitted in or on any part of the Property; the Property includes the Premises, the Common Areas, the Building, and the land immediately adjoining the Building, including adjacent sidewalks.

22.
Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23.
Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24.
The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

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